CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-124372 on Form N-1A of our report dated December 21, 2012, relating to the consolidated financial statements and financial highlights of BlackRock Long-Horizon Equity Fund and Subsidiary (formerly BlackRock Global Dynamic Equity Fund) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2012. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2013